                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.________)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                     Rational Software Corporation
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              (Name of Registrant as specified in its charter)

                         Rational Software Corporation
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                 (Name of person(s) filing proxy statement)

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[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
    14a-6(j)(2).
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    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
    0-11.

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    state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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                                                                PRELIMINARY COPY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 27, 1996

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Rational Software Corporation (the "Company") will be held at the principal offices of the Company at 2800 San Tomas Expressway, Santa Clara, California 95051, on Tuesday, August 27, 1996 at 3:00 p.m. PST, for the following purposes:

          1. To elect two Class I members of the Board of Directors (Proposal
             1);

          2. To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized Common Stock from 25,000,000 to 75,000,000 shares (Proposal 2);

          3. To approve an amendment to the 1994 Stock Option Plan reserving an additional 1,000,000 shares of the Company's Common Stock for issuance thereunder (Proposal 3);

          4. To approve an amendment to the 1994 Stock Option Plan increasing the size of the options that may be granted in any calendar year (Proposal 4);

          5. To approve an amendment to the 1994 Employee Stock Purchase Plan reserving an additional 200,000 shares of the Company's Common Stock for issuance thereunder (Proposal 5);

          6. To approve an amendment to the Directors' Stock Option Plan increasing the size of the annual option grant and accelerating the date of certain initial option grants (Proposal 6);

          7. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for fiscal year 1997 (Proposal 7); and

          8. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on June 28, 1996, the record date fixed by the Company's Board of Directors, are entitled to notice of and to vote at the Annual Meeting.
                                          By Order of the Board of Directors,

                                          ROBERT T. BOND
                                          Secretary

Santa Clara, California
July   , 1996

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                                                                PRELIMINARY COPY

                         RATIONAL SOFTWARE CORPORATION

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 27, 1996

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Rational Software Corporation ("Rational" or the "Company") of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the principal offices of the Company at 2800 San Tomas Expressway, Santa Clara, California, 95051, at 3:00 p.m. on Tuesday, August 27, 1996, and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person, or by giving notice of revocation to the Company's Secretary.

     The Annual Meeting has been called for the following purposes: (1) to elect two Class I members of the Board of Directors; (2) to approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized Common Stock from 25,000,000 to 75,000,000 shares; (3) to approve an amendment to the 1994 Stock Option Plan reserving an additional 1,000,000 shares of the Company's Common Stock for issuance thereunder; (4) to approve an amendment to the 1994 Stock Option Plan increasing the size of the options that may be granted in any calendar year; (5) to approve an amendment to the 1994 Employee Stock Purchase Plan reserving an additional 200,000 shares of the Company's Common Stock for issuance thereunder; (6) to approve an amendment to the Directors' Stock Option Plan increasing the size of the annual option grant and accelerating the date of certain initial option grants; (7) to ratify the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for fiscal year 1997; and (8) to transact such other business as may properly come before the meeting or any adjournment thereof. Only holders of record of the Company's Common Stock at the close of business on June 28, 1996, the record date fixed by the Company's Board of Directors, are entitled to notice of and to vote at the Annual Meeting.

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked therein. Executed but unmarked proxies will be voted FOR the election of the Company's two nominees to the Board of Directors and FOR each of the other proposals.

     The Company's capital stock consists of a single class of Common Stock, par value $0.01 per share, of which [17,067,199] shares were outstanding at the close of business on June 28, 1996. Stockholders of record at the close of business on June 28, 1996, have the right to receive notice of and to vote at the Annual Meeting. For each share held, a stockholder is entitled to one vote on each matter to be considered and acted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. In a 1988 Delaware case,

Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal on which the broker has expressly not voted.

     A copy of the annual report to stockholders for the fiscal year ended March 31, 1996 accompanies this Proxy Statement. The Company is required to file an annual report on Form 10-K for its 1996 fiscal year with the Securities and Exchange Commission ("SEC"). Stockholders may obtain, free of charge, a copy of the Form 10-K by writing: Rational Software Corporation, 2800 San Tomas Expressway, Santa Clara, California, 95051, Attention: Investor Relations.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

     The following table sets forth certain information as of June 21, 1996, regarding beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each director and each nominee for election as a director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth in this Proxy Statement, and (iv) all current directors and current executive officers of the Company as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon the Company's records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to the Company by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.

                                                                 NUMBER OF SHARES      PERCENT OF
                               NAME                             BENEFICIALLY OWNED       CLASS
    ----------------------------------------------------------  ------------------     ----------
    Putnam Investments........................................       3,395,322            19.9%
    FMR Corp..................................................       1,179,500             6.9%
    The Kaufmann Fund, Inc....................................         980,000             5.7%
    AIM Management Group......................................         973,500             5.7%
    Michael T. Devlin(1)......................................          62,500            *
    Paul D. Levy(2)...........................................          62,500            *
    Robert T. Bond(3).........................................          57,485            *
    David H. Bernstein(4).....................................          28,333            *
    Kevin J. Haar(5)..........................................          26,733            *
    Daniel H. Case III(6).....................................          16,524            *
    Leslie G. Denend(7).......................................          16,249            *
    Allison R. Schleicher(8)..................................          10,749            *
    James S. Campbell(9)......................................           7,624            *
    John E. Montague..........................................             300            *
    All current Directors and current Executive Officers as a
      group (19 persons)(10)..................................         990,980             5.7%

- - ---------------
   * Less than one percent.

 (1) Includes 62,500 shares purchasable by Mr. Devlin within 60 days of June 21, 1996 pursuant to outstanding options.

 (2) Includes 62,500 shares purchasable by Mr. Levy within 60 days of June 21, 1996 pursuant to outstanding options.

 (3) Includes 47,249 shares purchasable by Mr. Bond within 60 days of June 21, 1996 pursuant to outstanding options.

 (4) Includes 13,333 shares purchasable by Mr. Bernstein within 60 days of June 21, 1996 pursuant to outstanding options.

 (5) Includes 24,916 shares purchasable by Mr. Haar within 60 days of June 21, 1996 pursuant to outstanding options.

 (6) Includes 16,249 shares purchasable by Mr. Case within 60 days of June 21, 1996 pursuant to outstanding options.

 (7) Includes 16,249 shares purchasable by Mr. Denend within 60 days of June 21, 1996 pursuant to outstanding options.

 (8) Includes 10,749 shares purchasable by Mr. Schleicher within 60 days of June 21, 1996 pursuant to outstanding options. Mr. Schleicher, who is an employee of IBM Corporation ("IBM"), currently serves on the Board of Directors in his individual capacity and not as a representative of IBM.

 (9) Includes 7,291 shares purchasable by Mr. Campbell within 60 days of June 21, 1996 pursuant to outstanding options.

(10) Includes an aggregate of 416,426 shares that may be acquired within 60 days of June 21, 1996 pursuant to outstanding options.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's bylaws provide for a Board of seven directors. The Company's Certificate of Incorporation provides that the Board of Directors be divided into three classes as nearly equal in number as possible. The term of Class I directors expires in 1996, the term of Class II directors expires in 1997, and the term Class III directors expires in 1998. The two Class I directors who were serving as directors at the end of fiscal year 1996 are nominated for reelection. Directors elected at the Annual Meeting will hold office for a three-year term expiring in 1999 or until their successors are elected and qualified. The other directors will continue in office for the remainder of their terms as indicated below. Unless authority so to vote is withheld, proxies received pursuant to this solicitation will be voted for the election of the two nominees named below. If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1999

     MICHAEL T. DEVLIN, age 41, has been a director of the Company since 1994 and since 1981, was a director of a privately held California corporation named Rational ("old Rational"), which merged with the Company on March 31, 1994. He co-founded old Rational in 1981 and is currently Chairman of the Board of the Company.

     LESLIE G. DENEND, age 55, has been a director of the Company since 1994 and was a director of old Rational since 1993. Since 1993, he has been the President and Chief Executive Officer of Network General Corporation, a supplier of local and wide area computer network communications management systems. From 1990 to 1992, he was President of Vitalink Communications. He is a director of Network General Corporation, McAfee Associates, Inc., and Proxim, Inc.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1998

     JAMES S. CAMPBELL, age 69, has been a director of the Company since 1990. Since 1987, he has been the Managing Director of Management Partners International Corporation, a management and consulting firm specializing in technology companies. He is a Director of Applied Voice Technology, Inc. Mr. Campbell is the father-in-law of Mr. Levy.

     ALLISON R. SCHLEICHER, age 52, has been a director of the Company since 1994 and was a director of old Rational since 1990. Since 1967, he has been with IBM Corporation in various executive and management positions. Most recently in 1994, he was appointed Vice President, Finance of IBM Credit Corporation. Mr. Schleicher previously served on the old Rational Board of Directors as a representative of IBM, but currently serves on the Company's Board of Directors in his individual capacity.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1997

     DANIEL H. CASE III, age 38, has been a director since 1994 and was a director of old Rational since 1993. Since 1994, he has been President and Chief Executive Officer of Hambrecht & Quist Group, an investment banking firm. From 1992 to 1994 he served as president and Co-Chief Executive Officer of Hambrecht & Quist Group. Previously he held various positions with Hambrecht & Quist Group. He is a director of Hambrecht & Quist Group and Electronics Arts, Inc.

     PAUL D. LEVY, age 40, has been a director of the Company since 1994 and was a director of old Rational since 1981. He co-founded old Rational in 1981 and is currently President and Chief Executive Officer. Mr. Levy is the son-in-law of Mr. Campbell.

     JOHN E. MONTAGUE, age 42, has been a director of the Company since 1994. Since March 15, 1995, he has been Vice President, Financial Strategies at Lockheed Martin Corporation ("Lockheed Martin"). Previously, he was Vice President, Corporate Development and Investor Relations at Martin Marietta Corporation. From 1988 to 1991, he was Director, Corporate Development at Martin Marietta Corporation. Mr. Montague served on the Board of Directors of the Company as a representative of Lockheed Martin until October 1995, at which time he began serving in his individual capacity.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINATED DIRECTORS. Because the two nominees who receive the greatest number of votes will be elected to serve as Class I directors, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors held four regular meetings (and had four actions by unanimous written consent) and one special meeting during fiscal year 1996. Each incumbent director attended at least 75 percent of the meetings held during the part of fiscal year 1996 during which he was a director, in the aggregate, by the Board and each committee of the Board of which he was a member. The Company's Board of Directors has a Compensation Committee and Audit Committee. The Company does not have a Nominating Committee.

     The Compensation Committee (consisting of Messrs. Denend and Schleicher) reviews and recommends to the Board appropriate action with respect to the compensation of and benefits granted to officers and other key employees of the Company and administers the Company's two 1983 Incentive Stock Option Plans, 1986 Stock Option Plan, 1993 Stock Option Plan, and the 1994 Stock Option Plan and the 1994 Employee Stock Purchase Plan. The Compensation Committee held four meetings during fiscal year 1996. The Audit Committee (consisting of Messrs. Case, Campbell, and Montague) nominates the Company's independent auditors, reviews with the Company's independent auditors matters relating to the scope and plan of the audit, the adequacy of internal controls, and the preparation of the Company's financial statements, reports and makes recommendations to the Board with respect thereto, and reviews related party transactions for conflicts of interest. The Audit Committee held one meeting during fiscal year 1996.

     The Company pays directors' fees only to directors who are neither employees of the Company nor serving on the Board pursuant to contractual arrangements with the Company. Directors' fees are paid at the rate of $1,250 per Board meeting attended, with no additional fee being payable for attendance at committee meetings. Directors are also reimbursed reasonable out-of-pocket expenses in connection with attending meetings. Directors who are not employees of the Company participate in the Directors' Stock Option Plan described in Proposal 6.

            AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
                INCREASING THE NUMBER OF AUTHORIZED COMMON STOCK
                      FROM 25,000,000 TO 75,000,000 SHARES
                                  (PROPOSAL 2)

     The stockholders are being asked to approve an amendment to the Company's Certificate of Incorporation that would increase the number of shares of authorized Common Stock from 25,000,000 to 75,000,000. The amendment to the Company's Certificate of Incorporation called for by this Proposal 2 would increase the ratio of Common Stock authorized to Common Stock outstanding from approximately 1.5 to approximately 4.4. The amendment to the Company's Certificate of Incorporation was adopted by the Board of Directors on June 14, 1996, in substantially the form attached as Exhibit A, subject to stockholder approval.

     The Company's Board of Directors believes that the proposed increase in the number of shares of authorized Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions of property, use in employee benefit plans and for other general corporate purposes. It should be noted that while the Company's Board of Directors has discussed the possibility of effecting a stock split or stock dividend, the Board has made no decision regarding any stock split or stock dividend at this time. The Board also believes that having such authorized capital stock available for issuance would give the Company greater flexibility and would allow additional shares of Common Stock to be issued. In addition, elimination of the delay occasioned by the necessity of obtaining stockholder approval will better enable the Company to engage in future financing transactions and acquisitions that take full advantage of changing market conditions.

     The proposed amendment to the Company's Certificate of Incorporation is not part of a plan by the Board of Directors to adopt anti-takeover measures. This increase could, however, result in certain anti-takeover effects. Although the Board of Directors has no present intention of doing so, it could use the increased number of authorized shares of Common Stock to make more difficult or discourage an attempt to obtain control of the Company, such as by issuing additional shares of Common Stock to purchasers who might side with the Board of Directors in opposing a takeover attempt. The existence of the additional authorized shares of Common Stock could have the effect of discouraging an attempt by any person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any part of the Company's assets or a similar transaction, since the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a takeover bidder. To the extent that takeovers are thereby discouraged, stockholders may not have the opportunity to dispose of all or a part of their stock at a price that may be higher than that prevailing in the market. However, it also is possible that making shares of authorized, but unissued, Common Stock available for issuance may have the effect of increasing the price offered to stockholders of the Company in a tender or exchange offer, by encouraging potential bidders to negotiate with the Board of Directors rather than engaging in abusive takeover practices such as partial takeovers and front-end loaded, two-step takeovers and freeze-outs.

     In addition, the Company's Certificate of Incorporation provides for a classified Board of Directors, which could have the effect of delaying or discouraging a change in control of the Company by increasing the length of time that would be required for a potential acquiror to gain control of the Board of Directors.

     The Company is subject to Section 203 of the Delaware Code ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder (as defined below) owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (ii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may elect not to be subject to Section 203 by having its stockholders approve an amendment to its certificate or incorporation or bylaws to such effect. The Company has not made such election and, therefore, Section 203 may have an anti-takeover effect with respect to the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2. Approval will require a majority vote of the Company's outstanding Common Stock. An abstention or a broker non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

        AMENDMENT TO THE 1994 STOCK OPTION PLAN RESERVING AN ADDITIONAL
                 1,000,000 SHARES OF THE COMPANY'S COMMON STOCK
                                  (PROPOSAL 3)

PROPOSED AMENDMENT

     The stockholders are being asked to approve an amendment to the 1994 Stock Option Plan reserving an additional 1,000,000 shares of the Company's Common Stock, which if approved would result in a total of 2,500,000 shares being issuable under the 1994 Stock Option Plan. Currently, there are 1,500,000 shares reserved under the 1994 Stock Option Plan, of which there are 1,343,887 subject to outstanding options and 64,536 still available for grant. If this amendment is approved, there will be a total of 2,500,000 shares reserved under the 1994 Stock Option Plan, of which 1,343,887 will be subject to outstanding options and 1,064,536 will be available for grant. The amendment to the 1994 Stock Option Plan was adopted by the Board of Directors on April 23, 1996 for the benefit of employees of Rational and its subsidiaries, subject to stockholder approval. There are approximately 560 employees of Rational and its subsidiaries who are eligible to participate in the 1994 Stock Option Plan.

     The Rational Board of Directors believes that the amendment to the 1994 Stock Option Plan is important to facilitate the continued functioning of the 1994 Stock Option Plan, which has proved an effective means of motivating and encouraging the continued employment of the employees of Rational and its subsidiaries.

DESCRIPTION OF THE 1994 STOCK OPTION PLAN

     The 1994 Stock Option Plan provides for the grant of options that are intended to qualify as Incentive Stock Options, as well as the grant of nonqualifying options. The number of shares that may be issued pursuant to options granted under the 1994 Stock Option Plan may not exceed 1,500,000 shares (or 2,500,000 shares if this amendment is approved). The 1994 Stock Option Plan is administered by the Compensation Committee of the Rational Board of Directors which consists of not fewer than two directors appointed by the Rational Board of Directors (the "Committee"). See "Board of Directors and Committees." The Committee selects the eligible persons to whom options may be granted, and has delegated to Paul D. Levy and Michael T. Devlin the authority to make grants of up to 10,000 shares to non-executive officers. Non-employee directors are not eligible to receive option grants under the 1994 Stock Option Plan. The maximum number of shares subject to options that may be granted under the 1994 Stock Option Plan to any executive officer or other employee is 83,333 in any calendar year (or 100,000 if Proposal 4 is approved).

     The option exercise price under the 1994 Stock Option Plan may not be less than 100 percent of the fair market value of Rational Common Stock on the date of grant of the option. The maximum option term is 10 years. Options may be exercised at any time after grant, except as otherwise provided in the option agreement executed by an optionee, which option agreement may provide for vesting over a period of time. Options granted by the Company typically vest over a period of four years, at a rate of 25% per year. No person may receive any Incentive Stock Option if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of Rational unless the option price is at least 110% of the fair market value of Rational Common Stock and the exercise period of such Incentive Stock Option is by its terms limited to five years. There is also a $100,000 limit on the value of stock (determined at the time of grant) covered by Incentive Stock Options that first become exercisable by an optionee in any calendar year. No option may be granted more than 10 years after February 6, 1994, the effective date of the 1994 Stock Option Plan.

     Payment for shares purchased under the 1994 Stock Option Plan may be made either in cash or by exchanging shares of Rational Common Stock with a fair market value equal to or less than the total option price plus cash for any difference. Options granted may be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to Rational cash or cash equivalents equal to the option exercise price plus the amount of any taxes that Rational may be required to withhold in connection with the exercise of the option.

     Unless otherwise provided in the optionee's option agreement, (i) if an optionee's employment or service with Rational or a subsidiary terminates by reason of death, his or her options may be exercised within one year thereafter;
(ii) if the optionee's employment terminates by reason of permanent and total disability or retirement under an approved retirement plan of Rational or a subsidiary, his or her options may be exercised within three months after such termination; and (iii) if the optionee's employment terminates for any reason other than death, disability or retirement, options held by such optionee terminate on the date of such termination. Pursuant to its discretion to change these post-termination exercise periods, the Committee typically provides (i) a twelve month exercise period in the case of terminations resulting from death or total and permanent disability; (ii) a ninety day exercise period in the case of retirements; and (iii) a 30 day exercise period in the case of all other terminations.

     If the outstanding shares of Rational Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of Rational, by reason of merger, consolidation, reorganization, recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares without receipt of consideration by Rational, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the 1994 Stock Option Plan, and in the number, kinds, and per share exercise price of shares subject to the unexercised portion of options granted before any such change. Any such adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the per share option price.

     Upon any dissolution or liquidation of Rational, or upon a reorganization, merger or consolidation in which Rational is not the surviving corporation, or upon the sale of substantially all of the assets of Rational to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Rational Board of Directors that results in any person or entity owning 50% or more of the total combined voting power of all classes of stock of Rational, the 1994 Stock Option Plan and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the 1994 Stock Option Plan and/or the assumption of the options or for the substitution for such options of new options covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately prior to the occurrence of such termination as the Rational Board of Directors in its discretion shall determine.

     The Rational Board of Directors may at any time amend the 1994 Stock Option Plan with respect to shares of Rational Common Stock as to which options have not been granted. However, Rational stockholders must approve any amendment that would (i) change the requirements as to eligibility to receive options; (ii) increase the maximum number of shares in the aggregate for which options may be granted (except for adjustments upon changes in capitalization); or (iii) materially increase the benefits accruing to eligible individuals under the 1994 Stock Option Plan. However, no termination, suspension, or amendment of the 1994 Stock Option Plan may, without the consent of the optionee to whom an option has been granted, adversely affect the rights of such optionee. Unless previously terminated, the 1994 Stock Option Plan will terminate automatically on February 6, 2004, the tenth anniversary of the effective date of the 1994 Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The grant of an option under the 1994 Stock Option Plan is not a taxable event for the optionee or Rational.

     With respect to Incentive Stock Options, an optionee will not recognize taxable income upon exercise of the option, although exercise may subject the optionee to the alternative minimum tax. Upon sale or exchange of the shares received pursuant to the exercise of the option any gain realized upon such disposition will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. Rational will not be entitled to any deduction with respect to the grant or exercise of an Incentive Stock Option, except as discussed below.

     If all of the requirements for Incentive Stock Option treatment are met except for the special holding period rules set forth above, the optionee will recognize ordinary income upon the disposition of the Rational Common Stock in an amount equal to the excess of the fair market value of the Rational Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any will be long or short-term capital gain, depending upon whether or not the stock was sold more than one year after the option was exercised. Rational will be allowed a deduction to the extent the optionee recognizes ordinary income at the time of such disposition.

     Upon exercising a nonqualifying option, an optionee generally will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Rational Common Stock on the date of exercise. Rational will be entitled to a deduction in the same amount that the optionee recognizes as ordinary income. Any ordinary income recognized in connection with the exercise of a nonqualifying option by an optionee who is also an employee of Rational will be subject to tax withholding by Rational.

     Upon a subsequent sale of the shares, the optionee will have short-term or long-term capital gain or loss (depending on the holding period), measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and Rational with respect to the grant and exercise of options under the 1994 Stock Option Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state, or foreign country in which an optionee may reside.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3. Directors who are employees of the Company may benefit from adoption of this amendment, and to that extent may have a conflict of interest in recommending the amendment. Because the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

AMENDMENT TO THE 1994 STOCK OPTION PLAN INCREASING THE SIZE OF THE OPTIONS THAT
                      MAY BE GRANTED IN ANY CALENDAR YEAR
                                  (PROPOSAL 4)

PROPOSED AMENDMENT

     The stockholders are being asked to approve an amendment to the 1994 Stock Option Plan that would increase the maximum number of shares of the Company's Common Stock for which options could be granted to employees in any calendar year from 83,333 to 100,000. The amendment was adopted by the Board of Directors on April 23, 1996, subject to stockholder approval.

     The Rational Board of Directors believes the amendment to the 1994 Stock Option Plan is an important addition to the Company's efforts to encourage employee equity participation in order to increase worker retention and align employee interests with those of the stockholders. The Board is pleased with the success of the 1994 Stock Option Plan in motivating and encouraging the continued employment of the employees of Rational and its subsidiaries, and has proposed this amendment in order to provide the Company greater flexibility in pursuing these goals in the future.

DESCRIPTION OF THE 1994 STOCK OPTION PLAN AND FEDERAL INCOME TAX CONSEQUENCES

     For a description of the 1994 Stock Option Plan and Federal Income Tax consequences, see Proposal 3 above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4. Directors who are employees of the Company may benefit from adoption of this amendment, and to that extent may have a conflict of interest in recommending the amendment. Because the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

   AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN RESERVING AN ADDITIONAL
                  200,000 SHARES OF THE COMPANY'S COMMON STOCK
                                  (PROPOSAL 5)

PROPOSED AMENDMENT

     The stockholders are being asked to approve an amendment to the 1994 Employee Stock Purchase Plan (the "Purchase Plan") reserving an additional 200,000 shares of the Company's Common Stock for issuance thereunder. Currently there are 400,000 shares reserved under the Purchase Plan, of which 258,713 have been purchased and 141,287 are still available for purchase. If this amendment is approved there will be a total of 600,000 shares reserved under the Purchase Plan, of which 258,713 have been purchased and 341,287 will be available for purchase. The amendment to the Purchase Plan was adopted by the Board of Directors on April 23, 1996, subject to stockholder approval.

     The Rational Board of Directors believes the amendment to the Purchase Plan is an important addition to the Company's efforts to encourage employee equity participation in order to increase worker retention and align employee interests with those of the stockholders. The Board is pleased with the success of the Purchase Plan in increasing the level of employee interest in the Company's stock price, and has proposed this amendment to promote continued employee participation in the Purchase Plan.

DESCRIPTION OF THE PLAN

     The Company's Purchase Plan, which is intended to qualify under Section 423 of the Code, permits eligible employees to purchase Common Stock through payroll deductions. The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board (the "Administrator"). Every finding, decision and determination by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

     Employees are eligible to participate if they are employed by the Company on an offering date; however, they must be regularly employed by the Company for at least twenty hours per week and more than five months per calendar year. Participation in the Purchase Plan ends automatically on termination of employment with the Company. Eligible employees may become a participant by completing a subscription agreement authorizing payroll deductions and filing it with the Company's stock administration department prior to the applicable enrollment date.

     The Purchase Plan is implemented by consecutive and overlapping offering periods of approximately 24 months, with a new offering period commencing on the first trading day on or after November 1 and May 1 of each year, or on such other date as the Board may determine. The purchase price per share of the shares offered under the Purchase Plan in a given offering period is 85% of the fair market value of the Common Stock on the enrollment date or 85% of the fair market value of the Common Stock on the exercise date. The fair market value of the Common Stock on a given date is the closing sale price of the Common Stock for such date as reported by the NASDAQ National Market.

     The purchase price for the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant's eligible compensation, which is defined in the plan to include base pay, including commissions, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, and other compensation for a given offering period. A participant may discontinue his or her participation in the Purchase Plan at any time during the offering period. Payroll deductions shall commence on the first payday following the enrollment date, and shall end on the exercise date of the offering period unless sooner terminated as provided in the Purchase Plan.

     The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the amount of the participant's total payroll deductions to be accumulated prior to an exercise date by the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period or on the exercise date. Unless a participant withdraws from the Purchase Plan, such participant's option for the purchase of shares will be exercised automatically on each exercise date for the maximum number of whole shares at the applicable price.

     Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), nor shall any employee be granted an option which would permit the employee to buy under all employee stock purchase plans of the Company more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

     Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. A participant may withdraw all, but not less than all, of the payroll deductions credited to such participant's account and not yet used by giving written notice to the Company. No rights or accumulated payroll deductions of a participant under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or pursuant to the Purchase Plan) and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

     The shares reserved under the Purchase Plan as well as the price per share of Common Stock covered by each option under the Purchase Plan which has not yet been exercised, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Purchase Plan provides that each option under the plan shall be assumed or an equivalent option be substituted by the successor or purchaser corporation, unless the Board determines to shorten the offering period.

     The Board of Directors of the Company may at any time and for any reason terminate or amend the Purchase Plan. Except as provided in the Purchase Plan, no such termination can adversely affect options previously granted, provided that an offering period may be terminated by the Board of Directors on any exercise date if the Board determines that the termination of the Purchase Plan is in the best interests of the Company and its stockholders. Unless terminated sooner, the Purchase Plan will terminate 10 years from its effective date of May 20, 1994.

FEDERAL INCOME TAX CONSEQUENCES

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, or one year from the exercise date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Rational is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and Rational with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5. Directors who are employees of the Company may benefit from adoption of this amendment, and to that extent may have a conflict of interest in recommending the amendment. Because the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

                 AMENDMENT TO THE DIRECTORS' STOCK OPTION PLAN
               INCREASING THE SIZE OF THE ANNUAL OPTION GRANT AND
             ACCELERATING THE DATE OF CERTAIN INITIAL OPTION GRANTS
                                  (PROPOSAL 6)

PROPOSED AMENDMENT

     The stockholders are being asked to approve an amendment to the Directors' Stock Option Plan (the "Directors' Plan") that will increase the size of the annual option grant awarded to each Eligible Director (as such term is defined in the Description of the Directors' Plan below) and accelerate the date of initial option grants to new Eligible Directors and Eligible Directors who cease serving in a representative capacity and commence serving in an individual capacity. Presently, the Directors' Plan provides for an annual grant of an option to purchase the greater of (i) 8,333 shares of the Company's Common Stock or (ii) the number of shares of the Company's Common Stock representing the difference between 33,333 and the number of option shares of the Company's Common Stock already granted to the director by the Company. The proposed amendment described below would increase the size of the annual option grant to the greater of (i) 8,500 shares of the Company's Common Stock or (ii) the number of shares of the Company's Common Stock representing the difference between 34,000 and the number of option shares of the Company's Common Stock already granted to the director by the Company.

     The amendment to the Directors' Plan will also accelerate the date of certain initial options granted to Eligible Directors. First, the proposed amendment described below would accelerate the date on which options are granted to new Eligible Directors from the date of the Company's annual meeting to the date on which the director becomes an Eligible Director. Second, the proposed amendment described below would accelerate the date of option grants to Eligible Directors who serve on the Board in a representative capacity (pursuant to which they were prohibited from receiving options under the Directors' Plan by the entity they were representing) and then begin serving in an individual capacity. Presently, the Directors' Plan provides for such options to be granted on the date of the Company's annual meeting. The proposed amendment would accelerate the date such options are granted to the date on which the Eligible Director commences serving in an individual capacity.

     The option price for options granted pursuant to the Directors' Plan is set at not less than 100% of the fair market value of such Common Stock on the date the option is granted. In addition, options granted pursuant to the Directors' Plan vest over a period of four years, at a rate of 25% per year, and terminate ten years from the date of the grant.

     The exercise price and the other material provisions of the Directors' Plan will not be affected by the proposed amendment. The Board of Directors believes that increasing the equity stake of Eligible Directors will aid in attracting and retaining qualified individuals to serve on the Company's Board, and will further align the interests of Eligible Directors with those of the stockholders. The amendment to the Directors' Plan was adopted by the Board of Directors on April 23, 1996, subject to stockholder approval. The amendment effects the following changes:

          1. Any new Eligible Director joining the Board of Directors will receive an option grant, on the date such person first becomes an Eligible Director, for that number of shares equal to the greater of (a) 8,500 or
     (b) the difference between 34,000 and the number of option shares already granted to such director by the Company at any time in the past, if any;

          2. Any new Eligible Director joining the board who declines to accept an option grant because such person is serving as a representative of another party who prohibits its representatives from accepting options and later ceases to serve in a representative capacity and begins to serve in an individual capacity, will be granted an option, on the date that such Eligible Director begins to serve in an individual capacity, for that number of shares equal to the greater of (a) 8,500 or (b) the difference between 34,000 and the number of options shares already granted to such director by the Company at any time in the past, if any; and

          3. In each year after 1995, each Eligible Director who does not receive a grant during the year pursuant to items 1 and 2 above will be granted an option on the date of the Annual Meeting for 8,500 shares; provided that such director remains an Eligible Director on such date.

DESCRIPTION OF THE DIRECTORS' PLAN

     The Directors' Plan was adopted by the Board of Directors on August 23, 1991, and approved by the Stockholders of the Company on July 29, 1992 and amended on July 25, 1995. Options to purchase Rational Common Stock may be granted under the Directors' Plan to individuals ("Eligible Directors") who serve as members of the Board of Directors of Rational and who are not officers or employees of Rational and who have not given Rational written notice that they decline to receive a grant of options under the Directors' Plan. The number of shares of Rational Common Stock that may be issued pursuant to options granted under the

Director's Plan shall not exceed 283,332 shares. Option grants under the Directors' Plan are not considered "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code (the "Code"). The Directors' Plan has an effective date of August 23, 1991 and a termination date of August 23, 2001.

     The Directors' Plan is designed to be effective automatically without requiring administration. However, to the extent administration is necessary, it will be provided by the Board of Directors. The interpretation and construction of any provision of the Directors' Plan by the Board of Directors shall be final and conclusive. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Directors' Plan.

     The Directors' Plan currently provides that, as of the close of business on the date of the Annual Meeting of Stockholders of Rational held each year, each Eligible Director generally receives a grant of an option to purchase the greater of either 8,333 shares of Common Stock or the difference between 33,333 and the number of option shares of Common Stock previously granted to the Eligible Director. (If this amendment is approved each Eligible Director would generally receive an option to purchase the greater of either 8,500 shares of Common Stock or the difference between 34,000 and the number of option shares of Common Stock previously granted to the Eligible Director.) Options granted by the Company vest over a period of four years, at a rate of 25% per year. All options granted pursuant to the Directors' Plan are evidenced by written agreements. The option price may not be less than 100 percent of the fair market value of such Common Stock on the date the option is granted. The exercise price may be paid in cash or by tendering shares of Common Stock (valued at fair market value) or by a combination of cash and shares. The terms of the options under the Directors' Plan described above may not be amended more than once every six months, except for amendments to comply with changes in applicable law. Options granted under the Directors' Plan are nontransferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Any option granted under the Directors' Plan terminates upon the earlier of (i) ten years after the date such option is granted or (ii) one year after the optionee's termination of service as a director of Rational for any reason.

     The Directors' Plan requires that options granted thereunder comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act, or any successor thereto. Such options shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to the Directors' Plan transactions.

     The Board of Directors may, at any time and from time to time, amend, suspend or terminate the Directors' Plan as to any shares of Common Stock as to which options have not been granted; provided, however, that the Board may not, without approval by the stockholders of Rational, (i) materially modify the eligibility requirements of the Directors' Plan; (ii) materially increase the maximum number of shares of Common Stock that may be sold pursuant to options granted under the Directors' Plan; or (iii) materially increase the benefits accruing to Eligible Directors under the Directors' Plan. The number of shares for which options are outstanding pursuant to the Directors' Plan will be adjusted proportionately for any increase or decrease in the outstanding shares of Rational's Common Stock effected without receipt of consideration by Rational, such as a stock split or a reverse stock split. In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of such proposed action. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company, each outstanding option shall become fully vested and exercisable.

FEDERAL INCOME TAX CONSEQUENCES

     An optionee will not recognize income at the time an option is granted to such optionee under the Directors' Plan. However, upon exercise of an option granted under the Directors' Plan, the optionee will generally recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Because shares held by directors might be subject to restrictions on resale under
Section 16(b) of the Securities Exchange Act of 1934, as amended, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code within 30 days after the date of exercise.

     Generally, the Company will be entitled to a deduction in the same amount and at the same time as the optionee recognizes ordinary income. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of an option, the optionee will have either long-term or short-term capital gain or loss (depending upon the holding period), measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state, or foreign country in which an optionee may reside.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 6. In considering the recommendation of the Board of Directors that the proposed amendment be adopted, it should be noted that the Eligible Directors have an inherent conflict of interest in their recommendation because they personally benefit from the adoption of the amendment at the potential expense of the stockholders. Because the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

                      RATIFICATION OF INDEPENDENT AUDITORS
                                  (PROPOSAL 7)

     Action is to be taken at the Annual Meeting with respect to the ratification of independent auditors, who were nominated by the Audit Committee, to examine the financial statements of the Company for fiscal year 1997. Unless otherwise directed therein, proxies received pursuant to this solicitation will be voted for the ratification of Ernst & Young LLP, who served as the Company's auditors for fiscal year 1996. Although the ratification of independent auditors is not required to be submitted to a vote of the stockholders, the Board of Directors believes that such ratification is a matter on which the stockholders should express their opinion. If the stockholders do not ratify Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors. Ernst & Young LLP has advised the Company that no member of its firm has any direct or indirect material financial interest in the Company. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 7.

                                 OTHER MATTERS

     No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof. Should other business properly come before the meeting or any adjournment thereof, the proxy holders will vote upon the same according to their discretion and best judgment.

                               EXECUTIVE OFFICERS

                   NAME; AGE                             PRINCIPAL OCCUPATIONS AND EMPLOYMENT
          POSITION(S) WITH THE COMPANY                        DURING THE PAST FIVE YEARS
- - ------------------------------------------------  --------------------------------------------------
Michael T. Devlin; 41                             See "Election of Directors" above for further
Chairman of the Board                             information concerning Mr. Devlin.
Paul D. Levy; 40                                  See "Election of Directors" above for further
President and Chief Executive Officer             information concerning Mr. Levy.
David H. Bernstein; 44                            Vice President and General Manager, Object
Senior Vice President and General Manager,        Technology, old Rational, 1994 and Rational from
Products                                          1994 to 1995. Vice President, Product Development
                                                  from 1982 to 1994.
Robert T. Bond; 53                                Executive Vice President and General Manager of
Senior Vice President, Chief Operating Officer,   International Field Operations, old Rational from
Chief Financial Officer and Secretary             1990 to 1994, and Rational from 1994 to 1995.
John R. Lovitt; 51                                Vice President of North American Field Operations,
Senior Vice President, North American Field       old Rational from 1990 to 1994, and Rational from
Operations                                        1994 to 1995.
Stephen F. Zeigler; 44                            Vice President Ada Products, Rational from 1983 to
Senior Vice President and General Manager,        1995.
UNIX Application Construction Products
Timothy A. Brennan; 41                            Corporate Controller, Rational from 1994 to 1995;
Vice President, Finance and Administration        Division Controller, The Ask Group, Inc. from 1990
                                                  to 1994.
Kevin J. Haar; 39                                 Vice President of North American Major Accounts,
Vice President, Major Accounts,                   Rational, 1995. Account Representative, old
North American Field Operations                   Rational from 1986 to 1994, and Rational from 1994
                                                  to 1995.
Ivar Jacobson; 57                                 Vice President, Technology, Objectory AB from 1991
Vice President, Business Engineering              to 1995; President, Objectory AB, 1990.
Joseph N. Marasco; 50                             Vice President and General Manager, Programming
Vice President and General Manager,               Tools, Rational, 1995. Product Manager, old
Windows Application Construction Products         Rational from 1986 to 1994, and Rational from 1994
                                                  to 1995.
Gregory L. Meyers; 40                             Chief Architect, Software Tools, Palladio Software
Vice President, Object Modeling Products          Corp. from 1992 to 1995 (Palladio Software Corp.
                                                  was acquired by Rational on December 30, 1994).
                                                  Product Manager, Medical Equipment Manufacturer,
                                                  General Electric Medical Systems from 1990 to
                                                  1992.
Richard P. Reitman; 43                            Chief Architect, old Rational 1993 to 1994, and
Vice President, Process and Project Management    Rational from 1994 to 1996; Product Architect, old
  Products                                        Rational from 1991 to 1993.
Gerald J. Rudisin; 42                             Director of Marketing, old Rational from 1991 to
Vice President, Corporate Marketing               1994, and Rational from 1994 to 1995. Vice
                                                  President of Product Marketing at Alsys, Inc. from
                                                  1986 to 1991.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Two Forms 4 as to two transactions were filed 19 days late and 113 days late by Ivar Jacobson. In addition, one Form 4 was filed 176 days late by John Montague. Based upon a review of Forms 3, 4 and 5, and written representations of the Company's directors, executive officers, and 10% stockholders as to whether Forms 5 were required to be filed by them, the Company believes that all other reports required pursuant to Section 16(a) with respect to the 1995 fiscal year were timely filed.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Securities and Exchange Commission requires the following table setting forth for the fiscal years ending March 31, 1996, 1995, and 1994, the cash compensation paid by the Company to the Chief Executive Officer and each of the four other most highly compensated executive officers during the last fiscal year.

                                                 ANNUAL COMPENSATION                 ALL OTHER
           NAME AND PRINCIPAL             ----------------------------------        COMPENSATION
                POSITION                  YEAR(1)     SALARY($)     BONUS($)           ($)(1)
- - ----------------------------------------  -------     ---------     --------     ------------------
Michael T. Devlin.......................    1996       240,000       82,374               348(2)
  Chairman of the Board                     1995       220,000            0               348(2)
Paul D. Levy............................    1996       240,000       82,374               348(2)
  President and Chief Executive Officer     1995       220,000            0               348(2)
David H. Bernstein......................    1996       220,000       80,000               348(2)
  Vice President and General Manager,       1995       220,000            0               348(2)
  Products
Robert T. Bond..........................    1996       185,000       67,729               348(2)
  Senior Vice President, Chief Operating    1995       185,000            0             3,652(2)(3)(4)
  Officer, Chief Financial Officer and
  Secretary
Kevin J. Haar...........................    1996       220,000       20,000             3,468(2)(5)
  Vice President, Major Accounts,           1995       199,131       10,921             1,128(2)(5)
  North American Field Operations

- - ---------------
(1) Messrs. Devlin, Levy, Bernstein, Bond, and Haar became employees of the Company in connection with the March 31, 1994 merger of the Company with old Rational. Therefore, this table only presents compensation for fiscal years 1995 and 1996 for these individuals.

(2) Includes $348 in premiums paid pursuant to a long-term disability plan through which the Company provides long-term disability income insurance for all its employees. In the event of an insured officer's disability, the officer may be eligible after three consecutive months of disability for a monthly benefit of 60% of his tax-free monthly earnings up to a $6,000 per month maximum.

(3) Includes a $304 interest differential reimbursed to Mr. Bond pursuant to the old Rational Stock Option Financial Assistance Plan that was adopted in Sept. 29, 1983, to assist optionees in the financing of their purchase of options granted under the old Rational 1983 Incentive Stock Option Plan. Mr. Bond repaid the loan in fiscal year 1996.

(4) Includes $3,000 paid to Mr. Bond as an award for ten years of combined service with the Company and old Rational.

(5) Includes $780 for fiscal year 1995 and $3,120 for fiscal year 1996 paid to Mr. Haar for a car allowance pursuant to the Company's Field Employee Auto Reimbursement Plan which provides for reimbursements of up to $260 per month to certain of the Company's sales personnel.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to each of the named executive officers of the Company concerning the grant of stock options during the last fiscal year and the potential realizable value at certain assumed annual rates of stock price appreciation.

                                    INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
- - -----------------------------------------------------------------------------------------           VALUE AT
                                             PERCENT OF                                          ASSUMED ANNUAL
                               NUMBER OF        TOTAL                                               RATES OF
                               SHARES OF       OPTIONS                                             STOCK PRICE
                                COMMON       GRANTED TO                                         APPRECIATION FOR
                                 STOCK        EMPLOYEES      EXERCISE                            OPTION TERM(1)
                               UNDERLYING     IN FISCAL       PRICE                           ---------------------
            NAME               OPTIONS(#)       YEAR          ($/SH)      EXPIRATION DATE      5%($)       10%($)
- - -----------------------------  ---------     -----------     --------     ---------------     -------     ---------
Michael T. Devlin............    50,000          9.50          14.12          7/25/05         444,000     1,125,182
Paul D. Levy.................    50,000          9.50          14.12          7/25/05         444,000     1,125,182
David H. Bernstein...........         0             0              0               --               0             0
Robert T. Bond...............    18,333          3.48          14.12          7/25/05         162,797       412,559
Kevin J. Haar................    33,333          6.33          12.38          4/28/05         259,521       657,678

- - ---------------
(1) The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of fiscal year 1996 granted options, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

     The following table sets forth information with respect to each of the named executive officers of the Company concerning the exercise of stock options during the last fiscal year and the fiscal year 1996 year-end value of all unexercised options held by such individuals.

                                                            NUMBER OF SECURITIES          DOLLAR VALUE OF UNEXERCISED,
                                                                 UNDERLYING                       IN-THE-MONEY
                        NUMBER OF                        UNEXERCISED OPTIONS HELD AT             OPTIONS HELD AT
                         SHARES                                MARCH 31, 1996                   MARCH 31, 1996(1)
                       ACQUIRED ON     DOLLAR VALUE     -----------------------------     -----------------------------
        NAME            EXERCISE         REALIZED       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- - ---------------------  -----------     ------------     -----------     -------------     -----------     -------------
Michael T. Devlin....     50,000         1,637,250              0          200,000                0         6,462,000
Paul D. Levy.........     50,000         1,323,500              0          200,000                0         6,462,000
David H. Bernstein...     26,666           741,065              0           40,000                0         1,377,200
Robert T. Bond.......     13,333           218,261         29,333           58,333          988,628         1,850,092
Kevin J. Haar........      2,666            92,297         21,165           40,167          716,236         1,133,589

- - ---------------
(1) Value based on market value of the Company's Common Stock at date of exercise, or at March 29, 1996 (the last business day of the fiscal year), minus the exercise price. The market value at March 29, 1996 was $39.50 per share.

COMPENSATION COMMITTEE REPORT

     Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of public companies' policies toward executive compensation, set forth below is a report submitted by the Company's Compensation Committee (the "Committee") addressing the Company's compensation policies with respect to executive officers.

     The Committee reviews and recommends to the Board action with respect to compensation of and benefits granted to officers and other key employees of the Company and administers the Company's several stock option plans and stock purchase plan. During fiscal year 1996, the Committee was comprised of two non-employee directors.

     The Company structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. The compensation paid to the Company's executive officers consists primarily of base salary, cash bonuses under a management incentive bonus plan, and grants of stock pursuant to the Company's stock option plans.

     The Committee annually reviews base salaries of executive officers, including the executive officers named in the Summary Compensation Table. Industry compensation surveys are used to establish base salaries that are within the range of those of persons holding comparably responsible positions at other similar-sized companies, both regionally and nationally. While salary surveys that directly correspond to the companies included in the "peer group" used to construct the Performance Graph included in this Proxy Statement are not available, there is substantial overlap between the companies included in the salary surveys used by the Company and the companies included in such "peer group," and the Committee believes that it is appropriate to consider such surveys in establishing the range of competitive salaries for its executive officers. In addition, other factors are considered in setting salaries, such as cost-of-living increases, management performance reviews and recommendations, as well as the individual's past performance and potential with the Company. The consideration of additional factors and the weight given to any particular factor are within the discretion of the Committee.

     Mr. Levy's salary was set at $220,000 in fiscal year 1995. After considering the factors described above in connection with salary adjustments, and giving particular emphasis to competitive factors and individual performance, the Committee recommended that Mr. Levy's base salary be increased to $240,000 in fiscal year 1996.

     The Company's management incentive bonus plan ties payment of benefits to executive officers, including the executive officers named in the Summary Compensation Table, to corporate profit and revenue goals established by the Board of Directors and a minimum level of profitability must be achieved before any amounts are paid pursuant to the plan. Payments under the plan are based upon the following factors: (a) annual base salary; (b) an employee's targeted percentage (a percentage of base salary that increases for higher positions within the Company, which places a greater percentage of compensation at risk for those with greater responsibility); and (c) a corporate performance factor based on a comparison of corporate results to profitability and revenue objectives established by the Board of Directors' operating budget plan each year for the succeeding year.

     The option incentive component of the total compensation package is intended to retain and motivate executives to improve long-term stock market performance and to increase value for all stockholders. The Committee generally grants options under the Company's stockholder-approved plans with an exercise price equal to the market price at the date of the grant and, as a result, the options will have value only if the Company's stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Consistent with the Committee's philosophy that the award of stock options should be used to incentivize key executive officers and to further align their interests with those of the stockholders, during fiscal year 1996 the Committee examined the stock and option holdings of the Company's executive officers and determined that the awards set forth in the Option Grants in Last Fiscal Year Table were appropriate.

     The Committee has considered the potential future effects of Section 162(m) of the Code, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of the Company's executive officers approached the $1 million limit in fiscal year 1996, nor is any expected to approach such limit in fiscal year 1997. However, the provisions of Section 162(m) merit current consideration because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more outside directors and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. The Company's 1994 Stock Option Plan has been designed and administered to meet such requirements. The Company has not attempted to structure other elements of executive compensation to qualify as performance-based compensation for purposes of
Section 162(m).

                                          Leslie G. Denend
                                          Allison R. Schleicher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between the Company's Board of Directors or Officers Compensation Committee and the board of directors or compensation committee of any other company.

                               PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total returns for the Company, the NASDAQ Market Index and an index constructed from a peer group consisting of 491 companies that are classified in the same Standard Industrial Classification (SIC) code as the Company.

      Measurement Period            Company       Peer Group     NASDAQ Market
    (Fiscal Year Covered)        Common Stock        Index           Index
1991                                    100.00          100.00          100.00
1992                                    228.57          135.56          105.40
1993                                    185.71          153.60          117.95
1994                                    178.57          163.31          136.32
1995                                    210.71          216.00          144.62
1996                                    752.38          314.16          194.52

                     ASSUMES $100 INVESTED ON APRIL 1, 1991
                          ASSUMES DIVIDENDS REINVESTED
                       FISCAL YEAR ENDING MARCH 31, 1996

                              CERTAIN TRANSACTIONS

     Daniel H. Case III, a director and stockholder of the Company, is the President and Chief Executive Officer and a shareholder of Hambrecht & Quist LLC. Hambrecht & Quist LLC was a managing underwriter of the Company's public offering which took place in June 1995, and received certain discounts and commissions, and was indemnified by the Company, with respect thereto. Hambrecht & Quist LLC may in the future provide investment banking services or other financial advisory services to the Company as well as continue to provide research coverage of the Company or make a market in its publicly traded securities, although there is no agreement between the Company and Hambrecht & Quist LLC relating to such activities.

     The Company sells its products to Lockheed Martin Corporation ("Lockheed Martin"), a former major stockholder of the Company. Sales of the Company's products to Lockheed Martin accounted for approximately 1%, 2% and 4% of the Company's revenue in fiscal years 1994, 1995 and 1996, respectively. Sales to Lockheed Martin were made at market rates. The Company has entered into an arrangement with Martin Marietta Advanced Concepts Center ("ACC"), an operating element of Lockheed Martin, wherein the ACC has agreed to adopt the combined Booch and OMT method being developed by the Company, when developed, for its systems integration business and augment the Company's own training and consulting capacity. To date, this agreement has not produced material revenues. John E. Montague, Vice President, Financial Strategies, at Lockheed Martin, serves on the Company's Board of Directors in his individual capacity and not as a representative of Lockheed Martin.

     Ivar Jacobson, who became an officer of the Company on October 24, 1995, was the President of Objectory AB ("Objectory"), a privately held Swedish corporation that the Company acquired from Objectory's two stockholders, Telefonaktiebolaget LM Ericsson (publ.) ("Ericsson") and Usecase Engineering S.A. ("Usecase") in two transactions that took place on October 6, 1995 and January 23, 1996, respectively. In addition to being President of Objectory, Mr. Jacobson was also the beneficial owner of Usecase, which held 46% of Objectory's outstanding stock. In return for its shares of Objectory, Usecase received 476,272 shares of the Company's Common Stock. Mr. Jacobson's daughter, Agneta Jacobson, also works for the Company's Swedish subsidiary as Director of Process Development. Ms. Jacobson's annual salary is approximately $65,000.

                            EXPENSES OF SOLICITATION

     The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to solicitation of proxies by mail, the officers, directors, and regular employees of the Company may solicit proxies in person or by telegraph or telephone. Brokerage houses, nominees, fiduciaries, and other custodians will be requested by the Company to forward proxy soliciting material to beneficial owners of shares held of record by them and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so. The Company may also retain a professional solicitation firm to assist in the solicitation of proxies at a cost not to exceed $10,000.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for the 1997 Annual Meeting of stockholders, stockholder proposals must be received by the Company no later than April 29, 1997 and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

                                          By Order of the Board of Directors,

                                          ROBERT T. BOND
                                          SECRETARY

                                   EXHIBIT A

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

                                       OF

                         RATIONAL SOFTWARE CORPORATION

     Rational Software Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

     FIRST: The Board of Directors of the Company, at a meeting duly called and held in accordance with the Bylaws of the Company and Section 141 of the Delaware General Corporation Law, as amended, duly adopted resolutions proposing and declaring advisable the amendment to the Certificate of Incorporation of the Company as set forth below.

     SECOND: Paragraph 4(a) of the Certificate of Incorporation, as amended to date, hereby is amended to read as follows:

          4. (a) The total number of shares of Common Stock which the corporation shall have authority to issue shall be seventy-five million (75,000,000) and each of such shares shall have a par value of one cent ($0.01).

     THIRD. The undersigned, Paul D. Levy and Robert T. Bond, further verify that:

          A. This Amendment to Certificate of Incorporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, as amended.

          B. Pursuant to a duly adopted resolution of the Board of Directors of the Company, the annual meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, as amended, at which meeting holders of at least a majority of the outstanding shares of Common Stock of the Company, constituting the only outstanding securities of the Company entitled to vote in respect of the amendment to the Certificate of Incorporation of the Company as set forth above, duly approved said amendment.

     THE UNDERSIGNED, being the President and Secretary, respectively, of Rational Software Corporation, do make this Amendment to Certificate of Incorporation, hereby declaring and certifying that this is an act and deed of the Company and that the facts herein stated are true, and accordingly have
hereunto set their hands this           day of August, 1996.

                                          --------------------------------------
                                          Paul D. Levy, President

                                          --------------------------------------
                                          Robert T. Bond, Secretary

                         RATIONAL SOFTWARE CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                                 August 27, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Rational Software Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July __, 1996, and hereby appoints Paul D. Levy and Robert T. Bond, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock of the undersigned at the Annual Meeting of Stockholders of Rational Software Corporation to be held on August 27, 1996, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly be brought before the meeting or any adjournments thereof.

1. ELECTION OF CLASS I MEMBERS (WITH TERMS EXPIRING IN 1999) OF THE BOARD OF DIRECTORS:

[ ] FOR all nominees listed below       [ ] WITHHOLD authority to vote for all
    (except as indicated)                   nominees listed below

    If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

                      Michael T. Devlin, Leslie G. Denend

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED COMMON STOCK FROM 25,000,000 TO 75,000,000 SHARES:

              [ ] FOR         [ ] AGAINST             [ ] ABSTAIN

3. PROPOSAL TO APPROVE AN AMENDMENT TO THE 1994 STOCK OPTION PLAN RESERVING AN ADDITIONAL 1,000,000 SHARES OF THE COMPANY'S COMMON STOCK FOR ISSUANCE THEREUNDER:

              [ ] FOR         [ ] AGAINST             [ ] ABSTAIN

4. PROPOSAL TO APPROVE AN AMENDMENT TO THE 1994 STOCK OPTION PLAN INCREASING THE SIZE OF THE OPTIONS THAT MAY BE GRANTED IN ANY CALENDAR
        YEAR:

              [ ] FOR         [ ] AGAINST             [ ] ABSTAIN

5. PROPOSAL TO APPROVE AN AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN RESERVING AN ADDITIONAL 200,000 SHARES OF THE COMPANY'S COMMON STOCK FOR ISSUANCE THEREUNDER:

              [ ] FOR         [ ] AGAINST             [ ] ABSTAIN

6. PROPOSAL TO APPROVE AN AMENDMENT TO THE DIRECTORS' STOCK OPTION PLAN INCREASING THE SIZE OF THE ANNUAL OPTION GRANT AND ACCELERATING THE DATE OF CERTAIN INITIAL OPTION GRANTS:

              [ ] FOR         [ ] AGAINST             [ ] ABSTAIN

7. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS TO EXAMINE THE FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 1997:

              [ ] FOR         [ ] AGAINST             [ ] ABSTAIN

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

        Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

                                Dated:
                                      -----------------------------


                                -----------------------------------
                                (Signature)


                                ----------------------------------
                                (Signature)

(This proxy should be marked, dated, signed by the stockholder or stockholders exactly as the stockholder's or stockholders' names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)